Exhibit 99.1

NEWS RELEASE
For more information, contact:	August 6, 2007
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

RESULTS FOR SECOND QUARTER 2007

Dunn, NC . . . New Century Bancorp (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported a net loss for the quarter ended June 30, 2007 of $197,000 compared to net income of $1.3 million for the same period in 2006. Basic and diluted earnings per share for second quarter 2007 were ($0.03), compared to basic and diluted earnings per share for second quarter 2006 of $0.25 and $0.23, respectively. For the six month period ended June 30, 2007, net income for the Company was $1.1 million, compared to $2.3 million for the same period in 2006. Basic and diluted earnings per share for the first six months of 2007 were $0.16, compared to basic and diluted earnings per share for the first six months of 2006 of $0.46 and $0.43, respectively. Second quarter results were significantly impacted by a $2.5 million addition to the Company’s allowance for loan losses necessitated by deficiencies in the underwriting for certain loans included in the loan portfolio of the Company’s subsidiary, New Century Bank.

As of June 30, 2007, the Company reported total assets of $590.5 million compared to $444.9 million at June 30, 2006, an increase of 33%. Total deposits were $502.3 million and total loans were $455.9 million at the end of second quarter 2007, compared to total deposits of $377.8 million and total loans of $348.1 million as of the end of second quarter 2006, increases of 33% and 31%, respectively. Growth was enhanced by the Company’s July 2006 acquisition of Progressive State Bank which, based on estimated fair values, had $65.9 million in total assets, $33.7 million in loans and $55.8 million in deposits.

The underwriting matters were identified by management and continue to be evaluated through an extensive review of the bank’s loan portfolio, both internally and with the assistance of an external credit review firm. Also during the quarter, $3.7 million in loans were charged-off. These losses had been provided for through additions to the allowance for loan losses during 2006. As a result of the aforementioned underwriting matters, it is likely that New Century Bank may be subject to informal regulatory action, such as a memorandum of understanding, with its state and federal regulators.

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According to William L. Hedgepeth II, president and CEO of New Century Bancorp, “To address any concerns in advance of this possible action, we recently hired two experienced credit professionals and reorganized our credit function to ensure that New Century Bank adheres to the standards required by the FDIC and to the standards that we ourselves believe are hallmarks of a strong and well-managed organization. We realigned management to provide better oversight of our lending and credit departments. While we report results for the Company as a whole, based on our review to date all of the loans that have been adversely reclassified were originated by New Century Bank. None of the loans originated by New Century Bank South were included in the reclassification and New Century Bank South contributed net income of $1.3 million for the first six months of 2007.

“New Century Bancorp has achieved seven years of growth and profitability. During the second quarter our Company experienced good balance sheet growth, reported a 4.05% net interest margin, and gained a number of new commercial checking accounts through a well-implemented marketing campaign. We are moving forward in the right direction. We appreciate the continued support of our customers, shareholders, and the communities we serve.”

New Century Bank has offices in Dunn, Clinton, Goldsboro, and Lillington, and New Century Bank South has office in Fayetteville, Dublin, Lumberton, Pembroke and Raeford.

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Stock Symbol: NASDAQ: NCBC

www.newcenturybanknc.com

The information as of and for the quarter and six months ended June 30, 2007, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended June 30,		At or for the six months Ended June 30,
	2007	2006	2007	2006
Summary of Operations:
Total interest income	$10,638	$8,227	$20,658	$15,881
Total interest expense	5,153	3,719	10,035	7,040

Net interest income	5,485	4,508	10,623	8,841
Provision for loan losses	2,894	192	3,044	601

Net interest income after provision	2,591	4,316	7,579	8,240
Noninterest income	1,161	678	2,071	1,231
Noninterest expense	4,138	3,014	8,012	5,752

Income (Loss) before income taxes	(386)	1,980	1,638	3,719
Provision for income taxes	(189)	709	566	1,378

Net income (Loss)	$(197)	$1,271	$1,072	$2,341

Share and Per Share Data (1):
Earnings per share—basic	$(0.03)	$0.25	$0.16	$0.46
Earnings per share—diluted	(0.03)	0.23	0.16	0.43
Book value per share	8.95	6.90	8.95	6.90
Tangible book value per share	7.44	6.90	7.44	6.90
Ending shares outstanding	6,550,272	5,109,583	6,550,272	5,109,583
Weighted average shares outstanding:
Basic	6,540,736	5,109,553	6,520,663	5,105,032
Diluted	6,775,356	5,478,553	6,771,458	5,479,280

Selected Performance Ratios:
Return on average assets	-0.13%	1.14%	0.38%	1.06%
Return on average equity	-1.32%	14.60%	3.65%	13.70%
Net interest margin	4.05%	4.28%	4.03%	4.25%
Efficiency ratio (2)	62.26%	58.12%	63.12%	57.11%

Period End Balance Sheet Data:
Loans, net of unearned income	$455,939	$348,116	$455,939	$348,116
Total Earning Assets	545,952	426,285	545,952	426,285
Goodwill and other intangible assets	9,911	—	9,911	—
Total assets	590,486	444,922	590,486	444,922
Deposits	502,258	377,794	502,258	377,794
Short term debt	15,119	17,519	15,119	17,519
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	58,649	35,269	58,649	35,269

Selected Average Balances:
Gross Loans	$456,355	$340,723	$446,422	$338,387
Total Earning Assets	543,157	422,957	531,969	419,845
Goodwill and other intangible assets	9,930	—	9,949	—
Total assets	587,238	447,853	575,624	444,117
Deposits	495,091	379,715	484,091	375,596
Short term debt	17,243	18,795	17,342	19,515
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	60,055	34,923	59,297	34,455

Asset Quality Ratios:
Nonperforming assets	$3,634	$956	$3,634	$956
Allowance for loan losses	6,682	5,749	6,682	5,749
Nonperforming loans (3) to period-end loans	0.72%	0.25%	0.72%	0.25%
Allowance for loan losses to period-end loans (4)	1.47%	1.65%	1.47%	1.65%
Net loan charge-offs to average loans	3.33%	0.13%	1.74%	0.13%

(1)	Adjusted for all periods presented to reflect the effects of a six-for-five stock split in the form of a 20% stock dividend in December 2006.
(2)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Allowance for loan losses to period-end loans ratio excludes loans held for sale.